EXHIBIT 99.15

WEDNESDAY, JULY 13, 2005

PRESS RELEASE

SOURCE: Cord Blood America, Inc.

CORD BLOOD AMERICA ANNOUNCES THE ADDITION OF GAYL ROGERS CHRYSLER TO THE BOARD OF DIRECTORS

LOS ANGELES, CA, JULY 13, 2005 - Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company, is pleased to announce the appointment of Gayl Rogers Chrysler to the Board of Directors.

Ms. Chrysler has over 25 years experience in the blood banking and the cord blood banking industry. Since 2003, she has been the National Director of Operations, Cord Blood Program for the National American Red Cross. In this role she leads the development and implementation of strategy systems and partnerships to achieve optimal efficiency and the highest product quality at national collection and storage sites.

     o As the Cord Blood Bank Manager for the American Red Cross, North Central Blood Services from 1998 - 2003, Ms. Chrysler provided overall management to the Cord Blood Bank in its 7 day a week, 24 hour a day operation to procure cord blood from delivering mothers at numerous hospitals. In addition, she ensured the development and implementation of local operating policies and procedures, served as the external liaison to hospitals and donors, and managed the financial outcome of the program.

     o As a consultant to the National American Red Cross from 1993 - 1995, Ms. Chrysler represented American Red Cross Tissue Services National Headquarters at national meetings of North American Transplant Coordinators Organizations. Additionally, she provided consultation services to the American Red Cross Tissue Services National Headquarters on preliminary development of national standardized training.

     o As Director of Transplant Donor Services for the American Red Cross between 1986 - 1993, Ms. Chrysler provided direction for the management of program implementation, project/research coordination, and policy development of the regional organ and tissue procurement organization
         (OPO) for Minnesota, North Dakota and South Dakota..

Ms. Chrysler holds a M.B.A. in Health Care from the University of Saint Thomas, St. Paul, Minnesota and a B.A.N. from the College of Saint Catherine. Ms. Chrysler is also a Certified/Registered Nurse.

Matthew Schissler, Chairman & CEO of Cord Blood America stated "A powerful component to our growth strategy is the implementation of a superior Board of Directors that will help guide Cord Blood America during this phase of rapid growth and development. Ms. Chrysler is just such a person and will provide invaluable insight and experience as we move towards becoming the leader in cord blood stem cell preservation."

"I view cord blood collection and storage as a critical and essential element of health care in America", stated Ms. Chrysler. "Cord Blood America has demonstrated an ability to combine business execution with genuine empathy for the well being of Americans, so I accept my appointment to the board with great pride and enthusiasm."

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This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica . Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

ABOUT CORD BLOOD AMERICA

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

INVESTOR RELATIONS

AGORA Investor Relations
http://www.agoracom.com/IR/CordBloodAmerica
http://www.cordblood-america.com
CBAI@agoracom.com